EXHIBIT 10.1

COMPENSATION OF SHERRY A. STURMAN

     On June 10, 2005, OrthoLogic Corp. (the “Company”) set the base annual salary for Sherry A. Sturman in accordance with her employment agreement with the Company dated November 8, 2004. The base annual salary for Ms. Sturman was set at $225,000.